CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Pre-Effective Amendment No. 3 to Registration Statement No. 333-167999 on Form N-1A of our report dated January 28, 2011 relating to the financial statements of del Rey Global Investors Funds — del Rey Monarch Fund appearing in the Statement of Additional Information, which is part of such Registration Statement and to the references to us under the headings “Independent Registered Public Accounting Firm” in the Prospectus and in the Statement of Additional Information, which are part of such Registration Statement.
/s/ Deloitte & Touche LLP
Los Angeles, California
January 28, 2011